Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Stealth BioTherapeutics Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0003 par value per share(2)	Other	28,490,000(4)	$0.0199(5)	$566,951(5)	$92.70 per $1,000,000	$52.56
Equity	Ordinary Shares, $0.0003 par value per share(2)	Other	14,244,996(3)	$0.0199(5)	$283,475.42(5)	$92.70 per $1,000,000	$26.28
Total Offering Amounts					$850,426.42		$78.83
Total Fee Offsets							–
Net Fee Due							$78.83

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

American Depositary Shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-229509), as amended. Each ADS represents 12 ordinary shares.

(3)	Consists of 1,187,083 ADSs, representing 14,244,996 ordinary shares, issuable under the 2020 ADS Incentive Plan as of January 1, 2022, pursuant to such plan’s evergreen provision.
(4)	Consists of 28,490,000 ordinary shares, issuable under the 2019 ADS Incentive Plan as of January 1, 2022, pursuant to such plan’s evergreen provision
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of the Registrant’s ADSs on the Nasdaq Global Market on June 2nd, 2022.